Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Siemens AG:
We consent to the incorporation by reference in the registration statements (No. 333-150656 and No. 333-155888) on Form S-8 of Siemens AG and subsidiaries (the Company) of our report dated November 21, 2008, with respect to the consolidated balance sheet of the Company as of September 30, 2008, and the related consolidated statements of income, income and expense recognized in equity and cash flows for each of the years in the two-year period ended September 30, 2008.
/s/ KPMG AG
Wirtschaftsprüfungsgesellschaft
Munich, Germany
December 3, 2009